UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/08/2012

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)
713-359-7000
(Registrant's telephone number, including area code)

Commission File Number:  0-28778

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Officer

Effective March 8, 2012, John M. Dodson, Vice President, Corporate Controller and Principal Accounting Officer of Tesco Corporation (the “Company”), has stepped down as (i) an officer of the Company, and (ii) Principal Accounting Officer. He has requested, and the Company has granted, a medical leave of absence. We expect Mr. Dodson to return from leave in due course.

(c) Appointment of Officer

On March 8, 2012, the board of directors (“Board”) of the Company appointed Robert L. Kayl as the Principal Accounting Officer of the Company effective immediately in addition to his current duties. Mr. Kayl currently serves as the Company's Senior Vice President and Chief Financial Officer, a position he has held since July 2008. Prior to that, he served as our Vice President and Corporate Controller since August 2007. From September 2006 until August 2007, Mr. Kayl worked for one of the Company's subsidiaries as the Vice President, Tax and Treasury following service as Vice President, Tax and Strategic Planning from September 2005 until September 2006. Mr. Kayl previously served as our Principal Accounting Officer from April 2008 until October 2009.

(d) Appointment of New Director

Mr. Michael W. Sutherlin accepted an invitation to join the Board of the Company, with such appointment effective as of March 8, 2012, the date of the most recent regularly scheduled meeting of the Board. This marks the return of Mr. Sutherlin to the Company's Board after his resignation on August 22, 2011. There are no arrangements or understandings between Mr. Sutherlin and other persons pursuant to which Mr. Sutherlin was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Sutherlin is the President, Chief Executive Officer and a director of Joy Global, Inc. (“Joy”), a position that he has held since 2006.  Previously, Mr. Sutherlin served as Executive Vice President of that corporation and President and Chief Operating Officer of its subsidiary, Joy Mining Machinery, from 2003 to 2006.  Joy is a publicly traded manufacturer of equipment and a provider of related services for the mining industry.

Mr. Sutherlin served on our Board from September 2002 until August 22, 2011. He resigned from the Board after Joy acquired LeTourneau Technologies, Inc. (“LeTourneau”) on June 22, 2011. LeTourneau designs, builds and supports equipment for the mining industry. It also possessed a drilling products segment, which operated a top drive manufacturing, rental and servicing division. Since the Company also manufactures rents and services top drives in the drilling industry, Mr. Sutherlin recused himself from all Company Board and committee meetings following Joy's acquisition of LeTourneau until his resignation in August 2011, which he tendered in order to eliminate any potential conflict pending Joy's sale of the LeTourneau drilling products segment. He did not have any disagreement with the Company or our Board members.

Subsequently, on October 24, 2011, Joy sold the LeTourneau drilling products segment, including its top drive division, to Cameron International Corporation, ahead of the anticipated timing for such a sale when Mr. Sutherlin tendered his resignation from our Board.

Mr. Sutherlin's history as a director of the Company, his skills and experience within our industry, and his familiarity with our business and the issues affecting our industry led the Board to conclude that the Company would greatly benefit from Mr. Sutherlin's renewed service on our Board. The Board believes that Joy's disposition of the LeTourneau drilling products segment cures any potential conflicts of interest that led Mr. Sutherlin to decide to resign from our Board. Accordingly, the Board believes no impediment exists to Mr. Sutherlin rejoining the Board.

Mr. Sutherlin will be paid in accordance with the terms described in the section titled “Board Director Compensation” that begins on page 28 of the Company's Proxy Statement dated April 7, 2011 which is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESCO CORPORATION

Date: March 14, 2012	By:	/s/ Julio M. Quintana
Julio M. Quintana President and Chief Executive Officer